                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                            EQUALITY BANCORP, INC.


                                   ARTICLE I

          The name of the Corporation is: Equality Bancorp, Inc.

                                  ARTICLE II

          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

          The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 4,200,000 shares, which are divided into two classes as follows:

          (a) 200,000 shares of Preferred Stock with a par value of $0.01 per share (the "Preferred Stock"); and

          (b) 4,000,000 shares of Common Stock with a par value of $0.01 per share (the "Common Stock").

          The designations, voting powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the above classes of stock are as follows:

          SECTION 1.  PREFERRED STOCK.  The board of directors is authorized, at
                      ---------------
any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the board of directors, including, but not limited to, determination of any of the following:
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          (a)  the distinctive serial designation and the number of shares constituting a series;

          (b) the dividend rate or rates, whether dividends are cumulative (and if so on what terms and conditions), the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

          (c) the voting rights, full or limited, if any, of the shares of the series, which could include the right to elect a specified number of directors in any case if dividends on the series are not paid for in a specified period of time;

          (d) whether the shares of the series are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed, which prices, terms and conditions may vary under different conditions and at different redemption dates;

          (e) the amount or amounts, if any, payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the series;

          (f) whether the shares of the series are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and the amount of the fund and the manner of its application, including the price or prices at which the shares of the series may be redeemed or purchased through the application of the fund;

          (g) whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

          (h) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the board of directors may deem advisable and as are not inconsistent with the provisions of this Certificate of Incorporation.

          SECTION 2.  COMMON STOCK.
                      ------------

          A.  DIVIDENDS.  Subject to the preferential rights of the Preferred
              ---------
Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.

          B.  LIQUIDATION.  In the event of the voluntary or involuntary
              -----------
liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The board of directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination hereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. Neither the merger or consolidation of the Corporation into or with any other corporation or corporations, nor the purchase or redemption of shares of stock of the Corporation of any class, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reorganization or recapitalization of the Corporation, shall be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

          C.  VOTING RIGHTS.  Except as may be otherwise required by law or this
              -------------
Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by the holder of record on the books of the Corporation on all matters voted upon by the stockholders.

          SECTION 3.  OTHER PROVISIONS.
                      ----------------

          A.  NO PREEMPTIVE RIGHTS.  No stockholder shall have any preemptive
              --------------------
right to subscribe to an additional issue of stock, whether now or hereafter authorized, of any class or series or to any securities of the Corporation convertible into such stock.

          B.  CHANGES IN AUTHORIZED CAPITAL STOCK.  Subject to the protective
              -----------------------------------
conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which increases or decreases the authorized capital stock of any class or classes may be made only by the affirmative vote of the holders of a majority of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Section 3.B of Article IV as one class.

          C.  UNCLAIMED DIVIDENDS.  Any and all right, title, interest and claim
              -------------------
in or to any dividends declared by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

                                   ARTICLE V

          SECTION 1.  ELECTION AND TERMS OF DIRECTORS.  The business and affairs
                      -------------------------------
of the Corporation shall be managed by or under the direction of a board of directors. The board of directors shall be divided into three classes as nearly equal in number as possible. The initial term of office of Class I directors shall expire at the annual meeting of stockholders to be held in 1998; the initial term of office of Class II directors shall expire at the annual meeting of stockholders to be held in 1999; and the initial term of office of Class III directors shall expire at the annual meeting of stockholders to be held in 2000, and in each case until their respective successors are elected and qualified. At each annual meeting of stockholders, directors shall be chosen to succeed those whose terms then expire, shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election, and in each case until their respective successors are elected and qualified.

          The names and mailing addresses of the persons who are to serve as the initial directors of each class of directors of the Corporation until their successors are elected and qualified or until their earlier resignation or removal are as follows:

=========================================================================

         Name                      Address              Class Designation
-------------------------------------------------------------------------
LeRoy C. Crook          4131 South Grand Boulevard               I
                        St. Louis, Missouri 63118-3436
-------------------------------------------------------------------------
Kenneth J. Hrdlicka     4131 South Grand Boulevard               I
                        St. Louis, Missouri 63118-3436
-------------------------------------------------------------------------
Michael J. Walsh        4131 South Grand Boulevard               I
                        St. Louis, Missouri 63118-3436
-------------------------------------------------------------------------
Richard C. Fellhauer    4131 South Grand Boulevard              II
                        St. Louis, Missouri 63118-3436
-------------------------------------------------------------------------
Daniel C. Aubuchon      4131 South Grand Boulevard              II
                        St. Louis, Missouri 63118-3436
-------------------------------------------------------------------------
Stacey W. Braswell      4131 South Grand Boulevard              II
                        St. Louis, Missouri 63118-3436
-------------------------------------------------------------------------
Berenice J. Mahacek     4131 South Grand Boulevard              III
                        St. Louis, Missouri 63118-3436
-------------------------------------------------------------------------
Charles J. Wolter       4131 South Grand Boulevard              III
                        St. Louis, Missouri 63118-3436
-------------------------------------------------------------------------
Michael A. Deelo        4131 South Grand Boulevard              III
                        St. Louis, Missouri 63118-3436
-------------------------------------------------------------------------

          SECTION 2.  NEWLY CREATED DIRECTORSHIPS AND VACANCIES.  Newly created
                      -----------------------------------------
directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Newly created directorships shall be allocated among the classes of directors so that each class of directors shall consist, as nearly as possible, of one-third of the total number of directors.

          SECTION 3.  REMOVAL.  Any director, or the entire board of directors,
                      -------
may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Section 3 of Article V as one class.

          SECTION 4.  ADVANCE NOTICE OF NOMINATIONS FOR DIRECTORS.  (a)
                      -------------------------------------------
Nominations of persons for election to the board of directors shall be brought before an annual meeting (i) pursuant to the Corporation's notice of meeting,
(ii) by or at the direction of the board of directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 4(a), who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this
Section 4(a). For nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 40th day nor earlier than the close of business on the 70th day prior to the first anniversary of the preceding year's annual meeting. In no event shall the public or other announcement of an adjournment of an annual meeting or the adjournment thereof commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice to the Secretary shall set forth (i) as to each person whom such stockholder proposes to nominate for election or reelection as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or otherwise required, if such solicitations of proxies were subject to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected), and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made,
(A) the name and address of such stockholder, as they appear on the Corporation's books, and the name and address of such beneficial owner and (B) the class, series (if applicable) and number of shares of the Corporation's capital stock that are owned beneficially and of record by such stockholder and such beneficial owner.

          Notwithstanding anything in the third sentence of the preceding paragraph of this Section 4 to the contrary, in the event that the number of directors to be elected to the board of directors of the Corporation is increased and there is no public disclosure by the Corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 50 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 4 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public disclosure is first made by the Corporation.

          (b) Nominations of persons for election to the board of directors of the Corporation may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the board of directors or, (ii) provided that the board of directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record at the time of the giving of notice of the special meeting provided for in this Section 4, who is entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 4. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting if the stockholder's notice, in the form required by Section 4(a), shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 14th day following (i) the date on which public disclosure of the date of such meeting and of the nominees proposed by the board of directors to be elected at such meeting is first made by the Corporation or (ii) the date on which notice of such meeting is mailed to the stockholders, whichever is earlier; provided, however, that if such public disclosure is not made by the Corporation or notice of such meeting is not mailed to the stockholders more than 21 days before the date of such special meeting, the stockholder's notice, in the form required by Section 4(a), shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 7th day following the date on which such public disclosure is first made by the Corporation or notice of such meeting is mailed to the stockholders, whichever is earlier. In no event shall the public or other announcement of an adjournment of a special meeting or the adjournment thereof commence a new time period for the giving of a stockholder's notice as described above.

          (c) (i) Notwithstanding anything in this Certificate of Incorporation to the contrary, only such persons who are nominated in accordance with the procedures set forth in this Section 4 shall be eligible for election as directors of the Corporation. The officer of the Corporation or other person presiding over the meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions of this Section 4 and, if such presiding officer should so determine, he or she shall so declare to the meeting and any such defective nomination shall be disregarded.

               (ii) Nothing in this Section 4 shall be deemed to affect any rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances.

          SECTION 5.  AMENDMENT, ALTERATION OR REPEAL.  In addition to any
                      -------------------------------
affirmative vote that may be otherwise required, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Section as one class, shall be required to amend, alter or repeal in any respect, or adopt any provision inconsistent with, this Article V.

                                  ARTICLE VI

          Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

          Special meetings of stockholders of the Corporation may be called only by the Chairman, by the President or by the board of directors pursuant to a resolution approved by a majority of the entire board of directors, upon not less than 10 nor more than 60 days' written notice.

          In addition to any affirmative vote which may be otherwise required, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Article VI as one class, shall be required to amend, alter or repeal in any respect, or adopt any provision inconsistent with, this Article VI.

                                  ARTICLE VII

          The Bylaws of the Corporation may be amended, altered or repealed and new Bylaws not inconsistent with any provisions of this Certificate of Incorporation may be made only (1) by the affirmative vote of a majority of the members of the board of directors then in office, or (2) by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Article VII as one class.

          In addition to any affirmative vote which may be otherwise required, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Article VII as one class, shall be required to amend, alter or repeal in any respect, or adopt any provision inconsistent with, this Article VII.

                                 ARTICLE VIII

          The name and mailing address of the incorporator of this Corporation are as follows:

          Name                           Address
          ----                           -------

          Richard C. Fellhauer           4131 South Grand Boulevard
                                         St. Louis, Missouri 63118-3436

                                  ARTICLE IX

          Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

                                   ARTICLE X

          Except as otherwise provided in the Certificate of Incorporation, the board of directors shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class at any time authorized, any securities convertible into or exchangeable for any such shares so authorized, and any warrant, option or right to purchase, subscribe for or otherwise acquire, shares of stock of the Corporation of any class at any time authorized, in each case to such persons and for such consideration and on such terms as the board of directors from time to time in its discretion lawfully may determine. Stock so issued, for which the consideration has been paid to the Corporation, shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

                                  ARTICLE XI

          Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under
(S)291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
(S)279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE XII

          Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation and serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware as it may be in effect from time to time.

          In addition to any affirmative vote which may be otherwise required, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Article XII as one class, shall be required to amend, alter or repeal in any respect, or adopt any provision inconsistent with, this Article XII.

                                 ARTICLE XIII

          No person who was at any time a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          In addition to any affirmative vote which may be otherwise required, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Article XIII as one class, shall be required to amend, alter or repeal in any respect, or adopt any provision inconsistent with, this Article XIII.

                                  ARTICLE XIV

          SECTION 1.  VOTE REQUIRED FOR CERTAIN BUSINESS TRANSACTIONS.  In
                      -----------------------------------------------
addition to any affirmative vote which may be otherwise required, no Business Transaction, except as otherwise expressly provided in this Article XIV, shall be effected or consummated, unless such Business Transaction has been approved by the affirmative vote of the holders of at least that number of the Voting Shares which equals the sum of (a) the number of Voting Shares beneficially owned by all Interested Parties with respect to the Business Transaction, plus
(b) eighty percent (80%) of the remaining number of Voting Shares that are not beneficially owned by any such Interested Party.

          SECTION 2.  WHEN HIGHER VOTE IS NOT REQUIRED.  The provisions of this
                      --------------------------------
Article XIV shall not apply to any Business Transaction if:

               A. Prior to the acquisition of beneficial ownership of ten percent (10%) or more of the Voting Shares by all Interested Parties with respect to the

          Business Transaction, the Business Transaction has been approved by a resolution adopted by a majority of the board of directors holding office at the time such resolution is adopted; or

               B. The Business Transaction has been approved by a resolution adopted by sixty-six and two-thirds percent (66 2/3%) of those members of the board of directors holding office at the time such resolution is adopted who are not themselves Interested Directors with respect to the Business Transaction; or

               C. All of the following conditions have been met:

               (1) the aggregate amount of the cash and the fair market value (as determined by the investment banking firm referred to in subsection (4) below) of consideration other than cash to be received for each share of Common Stock in the Business Transaction by holders thereof is not less than the highest of (i) the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealer's fees, dealer-management compensation and similar expenses) paid or payable by the Interested Party with respect to the Business Transaction to acquire beneficial ownership of any shares of Common Stock within the five-year period immediately prior to the record date for the determination of stockholders entitled to vote on the proposed Business Transaction, (ii) the per share book value of Common Stock (computed in accordance with generally accepted accounting principles) at the end of the fiscal quarter of the Corporation immediately preceding the record date for the determination of stockholders entitled to vote on the proposed Business Transaction, and (iii) the highest market price per share of Common Stock during the two-year period ending immediately prior to the first public announcement of the proposal of the Business Transaction;

               (2) the consideration to be received in the Business Transaction by holders of Common Stock other than an Interested Party with respect to the Business Transaction shall be either in cash or in the same form used by an Interested Party with respect to the Business Transaction to acquire the largest number of shares of Common Stock acquired by all Interested Parties with respect to the Business Transaction from a person who is not an Interested Party with respect to the Business Transaction;

               (3) at the record date for the determination of stockholders entitled to vote on the Business Transaction, there shall be one or more directors of the Corporation who are not Interested Directors with respect to the Business Transaction; and

               (4) a proxy or information statement describing the Business Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the holders of Voting Shares as of the record date for the determination of stockholders entitled to vote on the Business Transaction, at least thirty (30) days prior to the consummation of such Business Transaction (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions), and such proxy or information statement shall contain in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Transaction that those members of the board of directors who are not themselves Interested Directors with respect to the Business Transaction may choose to state, and (ii) the opinion of an investment banking firm as to both (x) the fair market value of any consideration other than cash to be received in the Business Transaction by holders of Common Stock, and (y) the fairness (or not) of the terms of the Business Transaction from a financial point of view to the holders of Common Stock other than Interested Parties with respect to the Business Transaction. Such investment banking firm shall be engaged solely on behalf of the holders of Common Stock other than Interested Parties with respect to the Business Transaction, shall be selected by a majority of the directors of the Corporation who are not themselves Interested Directors with respect to the Business Transaction, shall be paid a reasonable fee for its services by the Corporation upon receipt of such opinion and shall be one of the national major bracket investment banking firms that has not previously been associated with any Interested Party with respect to the Business Transaction. For purposes of subsection (1) above, the term "consideration other than cash to be received" shall include Common Stock retained by the Corporation's stockholders in the event of a Business Transaction in which the Corporation is the surviving corporation.

          SECTION 3.  DEFINITIONS.  For purposes of this Article XIV,
                      -----------

               A. An "Associate" of a specified person is (1) a person that, directly or indirectly, (i) controls, or is controlled by, or is under common control with, the specified person, (ii) is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified person, or (iii) has ten percent (10%) or more of any class of its equity securities beneficially owned, directly or indirectly, by the specified person; (2) any person (other than the Corporation or a Subsidiary) of which the specified person is an officer, director, partner or other official and any officer, director, partner or other official of the specified person; (3) any trust or estate in which the specified person serves as trustee or in a similar fiduciary capacity, or any trustee or similar fiduciary of the specified person; and (4) any relative or spouse of the specified person, or any relative of such spouse, who has the same home as the specified person or who is an officer or director of any person (other than the Corporation or a Subsidiary), directly or indirectly, controlling, controlled by or under common control with the specified person. No director of the Corporation, however, shall be deemed to be an Associate of any other director of the Corporation by reason of such service as a director or by concurrence in any action of the board of directors.

               B. "Beneficial ownership" of any Voting Shares shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 as in effect on January 1, 1997; provided, however, that a person shall, in any event, be the beneficial owner of any Voting Shares: (1) which such person, or any of such person's Associates, beneficially owns, directly or indirectly; (2) which such person or any of such person's Associates, directly or indirectly, (i) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding; or upon the exercise of conversion rights, exchange rights, warrants or options; or pursuant to the power to revoke a trust, discretionary account or other arrangement; or otherwise; or
          (ii) has or shares the power, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time) the exclusive or shared power, to vote or direct the vote pursuant to any agreement, arrangement, relationship or understanding; or pursuant to the power to revoke a trust, discretionary account or other arrangement; or otherwise; or (3) which are beneficially owned, directly or indirectly, by any other person with which such first-mentioned person or any of its Associates has any agreement, arrangement or understanding, or is acting in concert, with respect to acquiring, holding, voting or disposing of any Voting Shares; provided, however, that no director of the Corporation shall be deemed to be acting in concert with any other director of the Corporation by reason of such service as a director or by concurrence in any action of the board of directors.

               C. "Business Transaction" shall mean: (1) any merger or consolidation of the Corporation or any Subsidiary with or into any Interested Party or any Associate of an Interested Party; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of related transactions) of all or any Substantial Part of the Consolidated Assets of the Corporation to or with any Interested Party or any Associate of an Interested Party; (3) any issuance, sale, exchange, transfer or other disposition by the Corporation or any Subsidiary (in one or a series of related transactions) of any securities of the Corporation or any Subsidiary to or with any Interested Party or any Associate of an Interested Party (except any such issuance, sale, exchange, transfer or disposition made to security holders generally); (4) any spin-off, split-up, reclassification of securities (including any reverse stock split), recapitalization or reorganization of the Corporation or any Subsidiary, or any merger or consolidation of the Corporation with any Subsidiary (whether or not with or into or otherwise involving an Interested Party) which has the effect, directly or indirectly, of increasing the proportionate interest of any Interested Party or any Associate of an Interested Party in the equity securities of the Corporation; (5) any liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of the Interested Party or any Associate of an Interested Party; (6) any other transaction involving the Corporation or any

          Subsidiary (whether or not with or otherwise involving an Interested Party) which has the effect, directly or indirectly, of increasing the proportionate interest of any Interested Party or any Associate of an Interested Party in the equity securities or assets of the Corporation or any Subsidiary; or (7) adoption of any plan or proposal with respect to any of the foregoing.

               D. "Interested Director" shall mean each director of the Corporation who (1) is an Interested Party or an Associate of an Interested Party; (2) has an Associate who is an Interested Party or an Associate of an Interested Party; (3) was nominated or proposed to be elected as a director of the Corporation by an Interested Party or an Associate of an Interested Party; or (4) is, or has been nominated or proposed to be elected as, an officer, director or employee of an Interested Party or an Associate of an Interested Party.

               E. "Interested Director with respect to the Business Transaction" shall mean any Interested Director who is an Interested Director as a result of his relationship with an Interested Party with respect to the Business Transaction.

               F. "Interested Party" shall mean any person (other than the Corporation or a Subsidiary) who or which is the beneficial owner of ten percent (10%) or more of the Voting Shares: (1) in connection with determining the required vote by stockholders on any Business Transaction, as of any of the following dates: the record date for the determination of stockholders entitled to notice of or to vote on such Business Transaction or immediately prior to the consummation of any such transaction or the adoption by the Corporation of any plan or proposal with respect thereto; (2) in connection with determining the required vote by stockholders on any amendment, alteration or repeal of this Article XIV pursuant to subsections (a) and (b) of Section 5 of this Article XIV, as of the record date for the determination of stockholders entitled to notice of and to vote on such amendment, alteration or repeal; and (3) in connection with determining whether a person who is a director is an "Interested Director" in respect of any approval by the board of directors of the amendment, alteration or repeal of this Article XIV pursuant to Section 5 of this Article XIV or in respect of any determination made by the board of directors pursuant to Section 4 of this Article XIV, as of the date at which the vote on such recommendation or determination is being taken, or as close as is reasonably practicable to such date.

               G. "Interested Party with respect to the Business Transaction" shall mean any Interested Party who has, or whose Associates have, an interest in the Business Transaction of the nature described in
          Section 3.C of this Article XIV.

               H. "Market Price" shall mean the closing sales price of a share of Common Stock on the Composite Tape for New York Stock Exchange-Listed

          Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the closing sales price or the average of the bid and asked prices reported with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use.

               I. A "person" shall include any individual, firm, corporation, partnership, group, trust or other entity, organization or association.

               J. "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of Section 3.F of this Article XIV, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

               K. "Substantial Part of the Consolidated Assets" of the Corporation shall mean assets of the Corporation and/or any Subsidiary having a book value (determined in accordance with generally accepted accounting principles) in excess of ten percent (10%) of the book value (determined in accordance with generally accepted accounting principles) of the total consolidated assets of the Corporation and all Subsidiaries which are consolidated for public financial reporting purposes, at the end of its most recent quarterly fiscal period ending prior to the time the determination is made for which financial information is available.

               L. "Voting Shares" shall mean the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Article XIV as one class. "Voting Shares" shall include shares beneficially owned by any Interested Party through application of Section 3.B of this
          Article XIV, but shall not include any other shares which may be issuable based upon a right to acquire any other shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or pursuant to the power to revoke a trust, discretionary account or other arrangement, or otherwise.

          SECTION 4.  DETERMINATIONS OF THE BOARD OF DIRECTORS.  Sixty-six and
                      ----------------------------------------
two-thirds percent (66 2/3%) of those members of the board of directors who are not themselves Interested Directors with respect to a Business Transaction shall have the power and duty to make all determinations to be made under this Article XIV, including whether (a) a transaction is a Business Transaction; (b) a person is an Interested Party or is an Interested Director; (c) a person is an Associate of another person; (d) a person is an Interested Party with respect to the Business Transaction or is an Interested Director with respect to the Business Transaction; (e) the assets subject to any Business Transaction constitute a Substantial Part of the Consolidated Assets of the Corporation; (f) a transaction has the effect of increasing the proportionate interest of any Interested Party or any Associate of an Interested Party in the equity securities or assets of the Corporation or any Subsidiary; (g) a person beneficially owns any Voting Shares; (h) a person has an agreement, arrangement, relationship or understanding, or is acting in concert, with another as to the matters referred to in Section 3.B of this Article XIV; (i) shares of stock of the Corporation are included within the term Voting Shares; (j) an amount equals or exceeds the highest per share price paid or payable for Common Stock by an Interested Party with respect to the Business Transaction; (k) an amount equals or exceeds the per share book value of Common Stock; (l) an amount equals or exceeds the highest market price per share of Common Stock; (m) the aggregate amount of the cash and the fair market value of consideration other than cash to be received for each share of Common Stock in the Business Transaction is not less than the highest of the amounts referred to in clauses (i), (ii) and (iii) of Section 2.C(a) of this Article XIV; (n) a form of consideration other than cash is of the same type used by an Interested Party with respect to the Business Transaction to acquire the largest number of shares of Common Stock previously acquired by all Interested Parties with respect to the Business Transaction from a person not an Interested Party with respect to the Business Transaction; (o) an investment banking firm is a national major bracket firm;
(p) a fee to be paid an investment banking firm is reasonable; (q) an investment banking firm has been previously associated with an Interested Party with respect to the Business Transaction; or (r) the most recent quarterly fiscal period for which financial information is available. Any such determination shall be conclusive and binding for all purposes of this Article XIV.

          SECTION 5.  AMENDMENT, ALTERATION OR REPEAL.  In addition to any
                      -------------------------------
affirmative vote which may be otherwise required, the affirmative vote of the holders of at least that number of the Voting Shares which equals the sum of (a) the number of all the Voting Shares beneficially owned by all Interested Parties, plus (b) eighty percent (80%) of the remaining number of Voting Shares that are not beneficially owned by any Interested Party, shall be required to amend, alter or repeal in any respect, or adopt any provisions inconsistent with, this Article XIV; provided that this Section 5 shall not apply to, and such vote shall not be required for, any such amendment, alteration, repeal or adoption approved by a resolution adopted by at least sixty-six and two-thirds percent (66 2/3%) of those members of the board of directors holding office at the time such resolution is adopted who are not themselves Interested Directors.

          SECTION 6.  NO EFFECT ON FIDUCIARY OBLIGATIONS.  Nothing contained in
                      ----------------------------------
this Article XIV shall be construed to relieve any Interested Party or any Associate of an Interested Party from any fiduciary obligation imposed by law.

                                  ARTICLE XV

          The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware, as amended from time to time, said Section being entitled "Business Combinations with Interested Stockholders."

                                  ARTICLE XVI

          In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best long term and short term interests of the Corporation, consider the effects of any action involving or relating to a sale, takeover or change in control or a potential sale, takeover or change in control of the Corporation upon employees, suppliers, and customers of the Corporation and its subsidiaries, communities in which offices or other establishments of the Corporation or its subsidiaries are located and all other pertinent factors.

          In addition to any affirmative vote which may be otherwise required, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Article XVI as one class, shall be required to amend, alter or repeal in any respect, or adopt any provision inconsistent with, this Article XVI.

                                 ARTICLE XVII

          SECTION 1.  APPLICABILITY OF ARTICLE.  The provisions of this Article
                      ------------------------
XVII shall become effective upon the date Equality Savings and Loan Association, F.A. becomes a wholly-owned subsidiary of the Corporation. All terms used in this Article XVII and not otherwise defined herein shall have the meanings ascribed to such terms in Section 3 of Article XIV, above.

          SECTION 2.  PROHIBITIONS RELATING TO BENEFICIAL OWNERSHIP OF VOTING
                      -------------------------------------------------------
SHARES.  No person (other than the Corporation, any Subsidiary or any pension,
------
profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of the employees of the Corporation and/or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan) shall directly or indirectly acquire or hold the beneficial ownership of more than ten percent (10%) of the issued and outstanding Voting Shares of the Corporation. Any person so prohibited who directly or indirectly acquires or holds the beneficial ownership of more than ten percent (10%) of the issued and outstanding Voting Shares in violation of this Section 2 shall be subject to the provisions of Sections 3 and 4 of this Article XVII. The Corporation is authorized to refuse to recognize a transfer or attempted transfer of any Voting Shares to any person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, more than ten percent (10%) of the Voting Shares.

          SECTION 3.  EXCESS SHARES.  If, notwithstanding the foregoing
                      -------------
prohibition, a person shall, voluntarily or involuntarily, become or attempt to become the purported beneficial owner (the "Purported Owner") of Voting Shares in excess of ten percent (10%) of the issued and outstanding Voting Shares, the number of shares in excess of ten percent (10%) shall be deemed to be "Excess Shares," and the holder thereof shall be entitled to cast one one-hundredth (1/100) of one vote per share for each Excess Share.

          The restrictions set forth in this Article XVII shall be noted conspicuously on all certificates evidencing ownership of Voting Shares.

          SECTION 4.  POWERS OF THE BOARD OF DIRECTORS.
                      --------------------------------

          (a) The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Bylaw or otherwise, regulations and procedures not inconsistent with the express provisions of this
Article XVII for the orderly application, administration and implementation of the provisions of this Article XVII. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent, shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Voting Shares of the Corporation.

          (b) When it appears that a particular person has become a Purported Owner of Excess Shares in violation of Section 2 of this Article XVII, or of the regulations or procedures of the Board of Directors with respect to this Article XVII, and that the provisions of this Article XVII require application, interpretation or construction, then a majority of the directors of the Corporation shall have the power and duty to interpret all of the terms and provisions of this Article XVII and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article XVII, including, without limitation, (i) the number of Voting Shares beneficially owned by any person or Purported Owner, (ii) whether a person or Purported Owner is an affiliate or Associate of, or is acting in concert with, any other person or Purported Owner, (iii) whether a person or Purported Owner has an agreement, arrangement or understanding with any other person or Purported Owner as to the voting or disposition of the Voting Shares, (iv) the application of any other definition or operative provision of this Article XVII to the given facts or (v) any other matter relating to the applicability or effect of this Article XVII.

          The Board of Directors shall have the right to demand that any person who is reasonably believed to be a Purported Owner of Excess Shares (or who holds of record Voting Shares beneficially owned by any person reasonably believed to be a Purported Owner in excess of such limit) supply the Corporation with complete information as to (i) the record owner(s) of all Voting Shares beneficially owned by such person or Purported Owner and (ii) any other factual matter relating to the applicability or effect of this Article XVII as may reasonably be requested of such person or Purported Owner.

          Any applications, interpretations, constructions or any other determinations made by the Board of Directors pursuant to this Article XVII, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its stockholders, and neither the Corporation nor any of its stockholders shall have the right to challenge any such application, interpretation, construction, or determination.

          SECTION 5.  SEVERABILITY.  In the event any provision (or portion
                      ------------
thereof) of this Article XVII shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article XVII shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article XVII remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including Purported Owners, if any, notwithstanding any such finding.

          SECTION 6.  EXCLUSIONS.  This Article XVII shall not apply to (a) any
                      ----------
offer or sale with a view towards public resale made exclusively by the Corporation to any underwriter or underwriters acting on behalf of the Corporation, or to the selling group acting on such underwriter's or underwriters' behalf, in connection with a public offering of the Common Stock; or (b) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction or reorganization that does not have the effect, directly or indirectly, of changing the beneficial ownership interests of the Corporation's stockholders, other than pursuant to the exercise of any dissenters' appraisal rights, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, one percent (1%) of the issued and outstanding shares of such class of equity or convertible securities.

          SECTION 7.  AMENDMENT, ALTERATION OR REPEAL.  In addition to any
                      -------------------------------
affirmative vote which may be otherwise required, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation generally entitled to vote in the election of directors, considered for purposes of this Article XVII as one class, shall be required to amend, alter or repeal in any respect, or adopt any provision inconsistent with, this Article XVII; provided that this Section 7 shall not apply to, and such vote shall not be required for, any such amendment, alteration, repeal or adoption approved by a resolution adopted by at least sixty-six and two-thirds percent (66 2/3%) of those members of the board of directors holding office at the time such resolution is adopted who are not themselves Purported Owners or Associates of Purported Owners.

                                 ARTICLE XVIII

          The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

          THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 9th day of May, 1997.


                                    /s/ Richard C. Fellhauer
                                    -------------------------------------------
                                    Richard C. Fellhauer